CONFIDENTIAL – FOR INTERNAL USE ONLY

PERELLA WEINBERG PARTNERS GROUP LP

Personal Trading Accounts Policy

MAY 2021

© 2021 Perella Weinberg Partners Group LP

PERSONAL TRADING ACCOUNTS POLICY

This Personal Trading Accounts Policy (“Policy”) applies to each of the following (each, an “Access Person”): (i) all partners, officers and employees (“Personnel”) of Perella Weinberg Partners Group LP and its affiliated companies (the “Firm”); (ii) any other “Access Person” of the Firm as such term is defined in The Investment Advisers Act of 1940 (codified at 15 U.S.C. § 80b-1 through 15 U.S.C. § 80b-21); and (iii) any of the Firm’s consultants, contractors, temporary personnel, tied agents and other service providers who are designated as “Access Persons” by written notice from Compliance (in light of the nature of their work and their potential access to confidential information of the Firm) and on terms determined by Compliance in its sole discretion. Access Persons may be referred to herein as “Access Persons” or “you.”

A.	STATEMENT OF PRINCIPLES

It is imperative that we observe high ethical standards and be focused at all times on compliance – only by doing so can we maintain the trust of our clients and investors, regulators and the public, and in turn protect the Firm’s reputation, our most valuable asset. Ethics and compliance are about “doing the right thing,” and it is the personal responsibility of each and every one of us to be familiar with the Global Code of Business Ethics and Conduct (the “Global Code”) and this Policy and to abide by the letter and spirit of the Global Code and, to the extent applicable, this Policy at all times. When in doubt regarding any provision of this Policy, you should always consult with Compliance.

In addition to the foregoing, it is your responsibility to act in the best interests of the Firm, its clients and investors at all times. In addition, if you work for Perella Weinberg Capital Management LP (“PWPCM”), you owe a fiduciary duty to PWPCM’s clients.

It is important to be aware that this Policy is restrictive. This Policy, the Global Code, and the other policies and procedures of the Firm do not and cannot address every ethical, legal or regulatory issue you may encounter. You should exercise good judgment, common sense and integrity and, when in doubt as to the appropriate course of action in a particular situation or as to how this Policy, the Global Code, or other policies and procedures of the Firm applies to your particular business unit, you should consult your supervisor and/or Compliance for guidance with respect to this Policy, the Global Code, and any other policies of the Firm.

This Policy does not apply to trading in shares of the Firm as a public company. Trading in such shares will be covered by the public company’s trading policies.

B.	COVERED PARTIES

The Policy applies to any of the following (collectively, the “Covered Parties”):

1.	you;

2.	accounts in your name (or in which you are a Beneficial Owner);

3.	accounts in the name of your spouse or domestic partner (or in which your spouse or domestic partner is a Beneficial Owner);

4.	accounts in the name of (or in which a Beneficial Ownership is held by) your minor children or any other related person residing in the same household as you;

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5.	accounts for which you are a trustee or fiduciary; and

6.	any other accounts where you may, directly or indirectly, influence, direct, effect, control or otherwise materially support specific investment decisions (for example, an account held by a company in which you have a controlling interest).

C.	GENERAL RESTRICTIONS

Except as explicitly set forth herein, all Access Persons are subject to the following restrictions (the “General Restrictions”) on their own behalf and on behalf of their respective Covered Parties:

1.	Policies, Procedures, and Law. You and your Covered Parties must comply with this Policy, the Global Code, the policies and procedures of the Firm, and all applicable law, including the Federal Securities Laws.

2.	Conflicts of Interest and Confidential Information. You and your Covered Parties may not engage in personal activities, including entering into a transaction, that conflict with the interests of the Firm, its clients or investors or that may jeopardize the Firm’s reputation, and Access Persons may not allow their business responsibilities to be influenced, or appear to be influenced, by personal interests. An Access Person must promptly disclose to his or her supervisor and/or Compliance any situation that may present a conflict or the appearance of a conflict, so that appropriate action (including the adoption of safeguards) may be taken to address any actual or suspected conflict. You must not advise, encourage or procure others to enter into any transaction which would breach this General Restriction if such transaction were your own. You must not disclose any confidential information, other than in the normal course of your employment or engagement, to any other person where you know, or reasonably ought to know, that, as a result of such disclosure, such other person will or would be likely to enter into a transaction which would breach this General Restriction if such transaction were your own.

3.	Inside Information. Under no circumstances may you or your Covered Parties engage in a securities, derivative or other transaction (or advise, encourage or procure others to do so): (i) when in possession of “material, non-public information” or “inside information,” (ii) that is based on “front running,” mirror trading or other activities of any Firm client, or (iii) if the proposed transaction could breach any laws or regulations to which you, your Covered Parties or the Firm are subject, including, among others, insider trading and dealing laws. If you or your Covered Parties come into possession of material non-public information or inside information after a proposed transaction has been approved, you and your Covered Parties must refrain from engaging in the transaction and the Access Person must immediately notify Compliance. In addition, and in order to help preserve the confidentiality of information held by the Firm, you and your Covered Parties should not seek to determine why such trading request may have been denied and you and your Covered Parties should not disclose to your and your Covered Parties’ broker or other person handling the applicable Trading Account the fact that your request has been denied. The applicable Access Person should consult with Compliance if he or she needs guidance in this regard. You must not advise, encourage or procure others to enter into any transaction which would breach this General Restriction if such transaction were your own. You must not disclose any material non-public information or inside information, other than in the normal course of your employment or engagement, to any other person where you know, or reasonably ought to know, that, as a result of such disclosure, such other person will or would be likely to enter into a transaction which would breach this General Restriction if such transaction were your own.

4.	Issuer Restrictions. You and your Covered Parties must also observe any restrictions imposed by the issuer of any security from a corporate issuer you or your Covered Parties hold (including Covered Securities, Exempt Securities, and Non-Covered Securities) or otherwise imposed in relation to that security, for example, a “blackout period” or “restricted stock” legend.

5.	IPOs and SPACs. You and your Covered Parties are prohibited from participating in Initial Public Offering transactions, including any investments in a Special Purpose Acquisition Company (an “SPAC”) other than (i) IPO shares of any SPAC affiliated with the Firm or (ii) founders shares of any SPAC. “Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act or any similar offering of securities outside of the United States registered with a foreign financial regulatory authority.

6.	Other Restrictions Determined by Compliance. The Firm and Compliance reserve the right to impose additional restrictions on you and your Covered Parties or to amend, modify, or waive any of the restrictions set forth in this Policy in their sole discretion, including (but not limited to) in order to comply with applicable law and regulations or other policies of the Firm.

D.	TRANSACTIONS IN PERSONAL TRADING ACCOUNTS AND SELF-CUSTODIED AND OTHER SECURITIES

1.	Section D applies to Personal Trading Accounts and Self-Custodied and Other Securities, in each case held by a Covered Party.

a.	“Personal Trading Accounts” means Trading Accounts other than Managed Accounts and Open-End Mutual Fund Accounts, including, but not limited to, those for which an Access Person or a Covered Party may exercise investment authority (e.g., stocks and shares individual savings accounts and self-invested personal pension schemes).

b.	“Self-Custodied and Other Securities” means Covered Securities not held in Personal Trading Accounts (for example, those held in physical certificates (self-custodied) or through stock option or restricted stock plans of former employers).

2.	Section D sets forth various restrictions on the acquisition, disposition, and ongoing compliance requirements depending on the type of Security a Covered Party holds:

a.	“Covered Securities” means (i) a “security” as defined in Section 2(a)(36) of the 1940 Act that is not an Exempt Security or a Non-Covered Security, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing; (ii) interests or shares of any private investments, securities sold short, commodities, futures, options, warrants and any other derivative instruments or similar investment products or fund interests which are not Exempt Securities or Non- Covered Securities; (iii) solely with respect to 17j-1 Access Persons, shares issued by any Proprietary Fund; (iv) IPO shares of any SPAC affiliated with the Firm, (v) founders shares of any SPAC; (vi) to the extent applicable to any of the foregoing (i) through (v), any derivatives, commodities, futures, futures on foreign exchange instruments, transactions involving contracts for differences, spread betting on financial products, or betting on share or index performance for which any of the foregoing are the underlying security; and (vii) any Securities, futures or transactions in any publicly traded cryptocurrency tracker instrument (which, for the avoidance of doubt, shall not include Grayscale Bitcoin Trust) and (vii) any cryptoassets which are financial instruments traded or admitted to trading on a trading venue, or the price or value of which depends or has an effect on the price or value of a financial instrument traded on a trading venue.

b.	“Exempt Securities” means the following: (i) Concentrated ETFs and ETNs; (ii) any other types of securities as determined by Compliance consistent with the principles of this Policy and with applicable law to be exempt from Pre-Approval by the Firm from time to time; and

(iii) to the extent applicable to any of the foregoing, any derivatives, commodities, futures, futures on foreign exchange instruments, transactions involving contracts for differences, spread betting on financial products, or betting on share or index performance for which any of the foregoing are the underlying security.

c.	“Non-Covered Securities” means the following: (i) closed-end mutual funds (i.e., securities of closed-end investment companies registered under the 1940 Act); (ii) publicly-available undertakings for collective investment in transferable securities (“UCITS”) (e.g. broad based index tracker funds including but not limited to FTSE 100, S&P 500, and Regional tracker funds; broad based active management funds including but not limited to European High Yield Bond and Global equity climate change; and UCITS funds of funds); (iii) investment-grade government securities (i.e. municipal securities and direct obligations of the Government of the United States); (iv) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (v) shares issued by open-end investment companies registered under the 1940 Act (other than shares of Proprietary Funds if you are a 17j-1 Access Person); (vi) Broad- based ETFs and Broad-based ETNs; (vii) to the extent applicable to any of the foregoing (i) through (vi), any derivatives, commodities, futures, futures on foreign exchange instruments, transactions involving contracts for differences, spread betting on financial products, or betting on share or index performance for which any of the foregoing are the underlying security; and (viii) cryptocurrencies (e.g., Bitcoin, Grayscale Bitcoin Trust, Ethereum, etc.), which are not Covered Securities.

d.	“Securities” means the Covered Securities, the Exempt Securities, and the Non-Covered Securities.

3.	Depending on the type of Security a Covered Party holds, the Covered Party may be subject to some or all of the following restrictions:

a.	Pre-Approval. Certain transactions covered by this Policy require pre-approval of the Firm by Compliance (“Pre-Approval”) as set forth below and as may be modified from time to time by Compliance at the Firm’s sole discretion:

(i)	Transactions that require Pre-Approval must be pre-approved via ComplySci by (i) the Access Person’s supervisor or delegate, and (ii) Compliance; provided, no person may approve his or her own transactions.

(ii)	Except as otherwise specified by Compliance in a particular case, the approval of a transaction is effective for two (2) trading days (the trading day on which the Pre- Approval is granted and the next trading day).

(iii)	Please note that the Firm reserves the right not to approve a Personal Trading Account if the Access Person’s broker is not on the list of brokers that provide electronic feeds to Compliance.

(iv)	Pre-Approval for acquiring a Beneficial Ownership in a Limited Offering may be requested via ComplySci and is subject to the following additional restrictions:

A.	Compliance, in determining whether Pre-Approval should be granted, will take into account, among other factors, whether the investment opportunity should be reserved for clients of the Firm and whether the opportunity is being offered to the Covered Party by virtue of his or her position with or relationship to the Firm. Compliance will seek information sufficient to substantiate the foregoing conditions and confirm that the Firm’s fiduciary responsibilities to its clients remain upheld.

B.	Notwithstanding the foregoing, with respect to any Limited Offering sponsored or advised by the Firm or its affiliates, submission of, and approval by the Firm, of a Covered Party’s subscription agreement constitutes the requisite Pre-Approval required under this Policy.

(v)	Certain transactions may receive automatic Pre-Approval by Compliance via ComplySci if such transactions do not meet a dollar value threshold determined by Compliance in its sole discretion and do not involve Securities on a Restricted List.

b.	Blackout Period. Certain Securities may be subject to a Blackout Period. For such Securities designated by this Policy, if a Covered Party has knowledge that the Firm has in the last five business days engaged, or intends in the next five business days to engage, in a transaction on behalf of its clients with respect to a Security, such Covered Party is prohibited from engaging in any transaction involving such Securities (the “Blackout Period”).

c.	Minimum Holding Period. Certain Securities may be subject to a Minimum Holding Period unless Compliance pre-approves a shorter period. “Minimum Holding Period” means, with respect to the sale or purchase of the same or equivalent (derivate) Security unless explicitly excepted under this Policy, any 30 calendar day period or, solely with respect to Limited Offerings, a period to be determined by Compliance in its sole discretion.

4.	Restricted Lists. Under no circumstances may any Covered Party trade Securities in Personal Trading Accounts in companies listed on any Restricted List maintained by Compliance (each, a “Restricted List”).

5.	Opening Personal Trading Accounts. An Access Person must obtain Pre-Approval before any applicable Covered Party opens a new Personal Trading Account. Requests for Pre-Approval of Personal Trading Accounts must be submitted via ComplySci.

6.	Self-Custodied and Other Securities. An Access Person must also promptly disclose to Compliance any Self-Custodied or Other Securities held by any applicable Covered Parties.

7.	Transactions in Covered Securities.

a.	All transactions in Covered Securities are subject to the General Restrictions and the Reporting Obligations.

b.	Covered Parties are prohibited from purchasing or otherwise acquiring Covered Securities, except as explicitly set forth in this Section D.7.

c.	A Covered Party may purchase or otherwise acquire the following Covered Securities, provided that (1) the applicable Access Person obtains the requisite Pre-Approval, (2) the Covered Party observes the Blackout Period, and (3) the Covered Party observes the Minimum Holding Period:

(i)	Covered Securities of a public company a Covered Party is employed by, provided that the transaction is in compliance with such public company’s trading policy.

(ii)	Securities of individual public companies to cover short positions a Covered Party held prior to the date the applicable Access Person joined the Firm; and

(iii)	Securities purchased in a Limited Offering (subject to the Minimum Holding Period, if any, to be determined by Compliance in its sole discretion).

d.	A Covered Party may receive (but not purchase) the following without the need for the applicable Access Person to obtain the requisite Pre-Approval, provided that if any of the following are received in a Personal Trading Account for which Pre-Approval has not been granted, the applicable Access Person shall provide prompt notice to the Firm via ComplySci:

(i)	Covered Securities directly from an issuer in connection with a transaction that such Covered Party did not initiate (such as a stock split, conversion, exchange or rights issue);

(ii)	with respect to Personnel, if the Firm has approved a directorship and its compensation arrangement, a grant of stock or options by a company as compensation for an Access Person’s service as a director of that company; or

(iii)	a gift of Covered Securities.

e.	A Covered Party may sell, gift or otherwise dispose of Covered Securities, provided that (1) the applicable Access Person obtains the requisite Pre-Approval, (2) the Covered Party observes the Blackout Period, and (3) the Covered Party observes the Minimum Holding Period. The disposition of any Covered Securities acquired and held by a Covered Party in violation of this Policy shall in all respects be subject to any restrictions Compliance deems appropriate from time to time.

f.	An Access Person may exercise (i.e., purchase or sell) outstanding options held by such Access Person at the time such Access Person is hired by the Firm for Securities not on a Restricted List, provided that such Access Person (1) obtains the requisite Pre-Approval, (2) observes the Blackout Period, and (3) observes the Minimum Holding Period.

8.	Transactions in Exempt Securities

a.	All transactions in Exempt Securities are subject to the General Restrictions and the Reporting Obligations.

b.	Transactions in Exempt Securities are permitted, provided that the Covered Party observes the Minimum Holding Period.

c.	Transactions in Exempt Securities are not subject to (1) Pre-Approval or (2) the Blackout Period.

9.	Transactions in Non-Covered Securities.

a.	All transactions in Non-Covered Securities are subject to the General Restrictions and the Reporting Obligations.

b.	Transactions in Non-Covered Securities are not subject to (1) Pre-Approval, (2) the Blackout Period, or (3) the Minimum Holding Period.

E.	MANAGED ACCOUNTS AND OPEN-END MUTUAL FUND ACCOUNTS

1.	Section E applies to Managed Accounts and Open-End Mutual Funds Accounts, which are subject to fewer restrictions than those imposed on Personal Trading Accounts and are not considered Personal Trading Accounts.

a.	“Managed Accounts” means Trading Accounts where a Covered Party does not have any authority, directly or indirectly, to influence, direct or effect specific investment decisions with respect to the assets held in such account and where there is no prior communication in connection with such decisions between the manager of such assets and the applicable Covered Party.

b.	“Open-End Mutual Fund Accounts” means Trading Accounts that permit only the trading of securities of open-end investment companies registered under the 1940 Act.

2.	Opening a Managed Account or Open-End Mutual Fund Account requires Pre-Approval and the Access Person to identify the broker or advisor with respect to such Managed Account and for such broker or advisor to be Pre-Approved by Compliance. Compliance may request the Access Person obtain or assist in obtaining additional information from such broker or advisor prior to Pre-Approval. Pre-Approval for opening a Managed Account requires a determination by Compliance in its sole discretion that (i) the applicable Covered Party does not have authority, directly or indirectly, to influence, direct or effect specific investment decisions in such Managed Account and (ii) that such Access Person and the relevant Covered Party did not (x) suggest that the trustee or third party discretionary manager make any particular purchases or sales of securities; (y) direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities; or (z) consult with the trustee or third-party discretionary manager as to particular investment allocations.

3.	Transactions in Managed Accounts and Open-End Mutual Fund Accounts are not subject to (1) Pre-Approval, (2) the Blackout Period, or (3) the Minimum Holding Period.

4.	All transactions in Managed Accounts and Open-End Mutual Fund Accounts are subject to only the General Restrictions set forth in Sections C.3. (Inside Information), C.5. (IPOs and SPACs) and C.6. (Other Restrictions Determined by Compliance).

5.	All transactions in Managed Accounts and Open-End Mutual Fund Accounts are not subject to the Reporting Obligations, unless requested on a case-by-case basis by Compliance.

F.	ADDITONAL RULES APPLICABLE TO 17J-1 ACCESS PERSONS

1.	PWPCM has adopted certain additional rules for certain Access Persons involved in PWPCM’s business designated as a “17j-1 Access Person”. Nothing in this Section F limits the applicability of the other provisions of this Policy to any 17j-1 Access Person.

a.	“17j-1 Access Person” means (i) any member, director, manager, officer, general partner or employee of PWPCM, or of the Firm or any other company in a control relationship to PWPCM, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by any Proprietary Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sale, and (ii) any natural person in a control relationship to any Proprietary Fund of PWPCM who obtains information concerning recommendations made to any Proprietary Fund with regard to the Purchase or Sale of a Covered Security by any Proprietary Fund. All directors and officers of PWPCM are presumed to be 17j-1 Access Persons.

b.	“Proprietary Fund” means an investment company registered under the 1940 Act for which PWPCM acts as investment adviser or sub-adviser.

c.	“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

2.	Upon an Access Person being designated a 17j-1 Access Person, Compliance will (i) provide notice of such designation; (ii) provide such 17j-1 Access Person with a copy of this Policy as currently in effect; and (iii) facilitate the execution of a certification via ComplySci.

3.	Proprietary Funds. If you are a 17j-1 Access Person, shares of Proprietary Funds are considered “Covered Securities” (see Section D.2.a.) and therefore subject to (1) Pre-Approval, (2) the Blackout Period, and the (3) the Minimum Holding Period. Such transactions are also subject to the General Restrictions and the Reporting Obligations.

4.	If you are a 17j-1 Access Person who has received Pre-Approval to acquire Securities in a Limited Offering in compliance with this Policy:

a.	You must disclose such acquisition of Securities in a Limited Offering to Compliance when you are involved in PWPCM’s subsequent consideration of an investment in the issuer.

b.	PWPCM’s decision to purchase such Securities for any Proprietary Fund must be independently reviewed by investment Personnel with no personal interest in that issuer.

5.	For each 17j-1 Access Person, this Policy constitutes a Code of Ethics under Rule 17j-1 of the 1940 Act and has been adopted by PWPCM in connection with the management of each Proprietary Fund.

G.	REPORTING OBLIGATIONS

1.	The obligations set forth in this Section G are referred to herein as the “Reporting Obligations.”

2.	401(k) Reporting. All Personnel must disclose the existence of any 401(k), 403(b) or similar accounts that are administered by their previous employers other than the Firm as well as any such accounts held by their Covered Parties (whether administered by such Covered Party’s current or former employer). Note that BrokerageLink accounts linked to the Firm’s 401(k) Plan do require Pre-Approval.

3.	Initial, Annual, and Quarterly Holdings Reports

a.	Except as otherwise provided in this Policy, all Access Persons must report in writing or electronically to Compliance for all Trading Accounts held by such Access Person’s applicable Covered Parties, no later than 10 calendar days after you became an Access Person, the following information via ComplySci or another form approved by Compliance, which must be current as of a date no more than 45 days prior to the date you became an Access Person (an “Initial Transaction Report”):

(i)	the title, number of shares and principal amount of each Covered Security in which a Covered Party has any direct or indirect Beneficial Ownership as of the date you became an Access Person;

(ii)	the name of any broker, dealer or bank with whom any Covered Party maintained an account in which any Securities were held for their direct or indirect benefit as of the date you became an Access Person;

(iii)	certifications regarding the Access Person’s disciplinary history and a certification regarding the Access Person’s compliance with this Policy; and

(iv)	any and all other information required by Compliance in its sole discretion to be included in an Initial Holdings Report.

b.	In addition, all Access Persons are required to submit a report containing the information in an Initial Transaction Report annually to Compliance by January 30 of each year (or, solely with respect to European Personnel, at a later date determined by Compliance), and must report such information that is accurate as of a date no more than 45 days, as to holdings, and 30 days, as to transactions, before the report is submitted. Such information shall be provided via ComplySci (an “Annual Transaction Report”). An Annual Transaction Report may also include any and all other information required by Compliance in its sole discretion to be included in an Annual Holdings Report.

c.	Except as otherwise provided in this Policy, every Access Person shall report in writing or electronically to Compliance, no later than 30 days after the end of each calendar quarter, the following information via ComplySci (a “Quarterly Transaction Report”), and must report such information that is accurate as of a date no more than 45 days, as to holdings, and 30 days, as to transactions, before the report is submitted:

(i)	with respect to any transaction during the quarter in a Covered Security in which an Access Person’s applicable Covered Parties had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Covered Security:

A.	the date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each Covered Security involved;

B.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C.	the price of the Covered Security at which the transaction was effected; and

D.	the name of the broker, dealer or bank with or through which the transaction was effected;

(ii)	with respect to any Trading Account established by an Access Person’s applicable Covered Party which any Securities were held during the quarter for the direct or indirect benefit of such Covered Party:

A.	the name of the broker, dealer or bank with whom the Covered Party established the account;

B.	for each Personal Trading Account and Open-End Mutual Fund Account, a certification that the applicable Covered Party does not own any Proprietary Funds, except as specifically disclosed to Compliance;

C.	for each Managed Account, a certification from the Access Person that (i) the applicable Covered Party does not have authority, directly or indirectly, to influence, direct or effect specific investment decisions in such Managed Account and (ii) that such Access Person and the relevant Covered Party did not (x) suggest that the trustee or third party discretionary manager make any particular purchases or sales of securities; (y) direct the trustee or third-party discretionary manager to make any particular purchases or sales of securities; or (z) consult with the trustee or third-party discretionary manager as to particular investment allocations.; and

D.	any 401(k), 403(b) or similar accounts of an Access Person (other than those administered by the Firm) or his or her Covered Parties.

(iii)	any and all other information required by Compliance at its sole discretion to be included in a Quarterly Transaction Report.

4.	Certain Exceptions to Reporting Obligations

a.	Notwithstanding provisions of this Section G to the contrary, an Access Person need not submit Initial Holdings Reports, Annual Transaction Reports, or Quarterly Transaction Reports (collectively, the “Reports”) with respect to Covered Securities held in any Managed Account. Nothing in this Section G.4.a shall in any way modify the Reporting Obligations with the respect to such Managed Accounts.

b.	An Access Person need not make a Quarterly Transaction Report with respect to transactions effected pursuant to an Automatic Investment Plan. An “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An “Automatic Investment Plan” includes a dividend reinvestment plan.

c.	An Access Person need not make a Quarterly Transaction Report if such Quarterly Transaction Report would duplicate information contained in Brokerage Reports received by the Firm and such Brokerage Reports contain all of the information required to be included in the Quarterly Transaction Report.

d.	Any Report under this Policy may contain a statement that the Report shall not be construed as an admission by the Covered Party subject to such Report that he or she has any direct or indirect Beneficial Ownership in the Security to which the Report relates.

e.	The form of all Reports shall be in accordance with such forms, processes, and procedures as established by Compliance from time to time at its sole discretion.

f.	Notwithstanding anything to the contrary in the foregoing, European Personnel may be exempt from providing Quarterly Transaction Reports for a time determined by Compliance in its sole discretion.

5.	Financial Institution Confirmations.

a.	You must also promptly inform each financial institution with whom your Covered Parties have a Personal Trading Account that you work for a broker-dealer (or an affiliate of a broker- dealer) and that you and your Covered Parties are therefore subject to restrictions on trading, pre-approval procedures, and cannot participate Initial Public Offerings.

b.	In addition, for Personal Trading Accounts held by you and your Covered Parties, the financial institution maintaining such Personal Trading Accounts must promptly provide to Compliance duplicate copies of Brokerage Reports with respect to such Personal Trading Accounts. Please contact Compliance for assistance in this regard. With respect to Access Persons in the United Kingdom, Compliance may seek to obtain this information directly from such Access Person.

c.	An Access Person may be asked to provide additional information or reports regarding the Trading Accounts and transactions of such Access Person and his or her Covered Parties at any time if Compliance deems it necessary to properly monitor for conflicts of interest or evaluate trading patterns.

d.	The Firm may use your and your Covered Parties’ Brokerage Reports and other information to monitor and review transactions in Personal Trading Accounts to detect conflicts of interest and for compliance with this Policy.

H.	SANCTIONS

1.	General. Upon discovering that an Access Person has not complied with the requirements of this Policy, the Firm may impose on such Access Person whatever sanctions it deems appropriate in its sole discretion, including disgorgement of profit, censure, suspension, or termination of employment. The Firm may at its sole discretion report such matters to any applicable regulator, law enforcement authority or other public body.

2.	Minimum Holding Period Violations. If you or your Covered Parties violate the Minimum Holding Period requirement, then the sanction for such violation shall be determined by Compliance, which remedy may include disgorging profits from the transaction. For purposes of disgorgement, profit recognition is based upon the difference between the most recent purchase and sale prices for the most recent transactions. Accordingly, profit recognition for disgorgement purposes may differ from the capital gains calculations for tax purposes. Trades of Proprietary Funds held within the Firm’s 401(k) will not be subject to disgorgement. The disposition of any disgorged profits will be at the discretion of the Firm, and you will be responsible for any tax and related costs.

3.	Blackout Period Violations. If you or your Covered Parties initiate a transaction subject to a Blackout Period within the Blackout Period, in addition to being subject to sanctions for violating this Policy, such transaction will be unwound, unless that is not possible. If it is not possible to unwind such transaction, then the remedy for such violation shall be determined by Compliance, which remedy may include disgorging profits from the transaction in accordance with guidance provided by Compliance.

4.	Restricted Lists. When companies are added to a Restricted List, existing positions in Personal Trading Accounts are generally frozen. The Firm monitors Personal Trading Accounts transactions for transactions in Securities on the Restricted Lists. Any prohibited transactions for Securities in Personal Trading Accounts on a Restricted List will be denied.

I.	APPROVAL BY AND WRITTEN REPORT TO FUND BOARD OF DIRECTORS; RECORDKEEPING

1.	Board of Directors. Under Rule 17j-1, the Board of Directors of each Proprietary Fund must approve this Policy and material changes hereto. Any material changes to this Policy must be approved by such board no later than six months after the adoption of the material change. No less frequently than annually, PWPCM will furnish to the Board of Directors of each Proprietary Fund a written report that:

a.	Describes any issues arising under this Policy or related procedures since the last report to the Board of Directors of such Proprietary Fund, including, but not limited to, information about material violations of this Policy or procedures by 17j-1 Access Persons and sanctions imposed in response to such material violations; and

b.	Certifies that PWPCM has adopted procedures reasonably necessary to prevent 17j- 1 Access Persons from violating this Policy.

2.	Recordkeeping. The Firm will maintain the following records for a period of five years in an easily accessible place, or for such time period as otherwise noted below:

a.	A copy of this Policy and any Policy that was in effect at any time within the prior five years, including any amendments thereto;

b.	A record of any violation of this Policy, and any actions taken in response to such violations for at least five years after the end of the fiscal year in which such violation occurs;

c.	A record of all written acknowledgements of receipt of this Policy and any amendments for each person who is currently, or within the past five years was, an Access Person;

d.	A record of all Reports made by Access Persons and any Brokerage Reports provided in lieu of Reports for at least six years after the end of the fiscal year in which the Report is made or the information is provided;

e.	A record of the names of all current 17j-1 Access Persons, any persons who were 17j-1 Access Persons during the preceding five years and persons who are or were responsible for reviewing reporting under this 17j-1 Code; and

f.	A record of any decision, and the reason supporting such decision, to approve an Access Person’s participation in a Limited Offering for a period of five years from the end of the fiscal year in which the approval is granted.

J.	DEFINITIONS; SUMMARY TABLE

1.	As used in this Policy, certain capitalized terms not otherwise defined herein shall have the following meanings:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

“Concentrated ETF” means an exchange traded fund with: (i) nine (9) or fewer total holdings; (ii) the top holding comprising more than eighteen percent (18%) of total holdings; and (iii) all holdings of which are individual equity or debt holdings and are not tied to any index.

“Concentrated ETN” means an exchange traded note with: (i) nine (9) or fewer total holdings; (ii) the top holding comprising more than eighteen percent (18%) of total holdings; and (iii) all holdings of which are individual equity or debt holdings and are not tied to any index.

“Broad-based ETF” means an exchange traded fund which is not a Concentrated ETF.

“Broad-based ETN” means an exchange traded note which is not a Concentrated ETN.

“Brokerage Reports” means those trade confirmations and monthly or other periodic statements issued by financial institutions for Trading Accounts, which must include, as applicable, the following information: (i) the date of a transaction, the title, the exchange ticker symbol or CUSIP number; (ii) the interest rate and maturity date (as applicable); (iii) the number of shares or interests, and the dollar amount (or other currency) of each Covered Security purchased or sold; (iv) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (v) the price at which the transaction was effected; and (vi) the name of the broker, dealer or bank with or through which the transaction was effected, if any.

“Compliance” means the Compliance Department of the Firm.

“ComplySci” means the ComplySci software maintained by the Firm.

“Federal Securities Laws” means the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, as amended, the 1940 Act, the Investment Advisers Act of 1940, as amended, Title V of the Gramm- Leach-Bliley Act, as amended, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted under the Bank Secrecy Act by the Commission or the Department of the Treasury.

“Intranet” means the Intranet maintained by the Firm.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act, including any hedge fund, private equity or other private placement transaction.

“Trading Accounts” means accounts held by any Covered Party in which securities can be bought or sold, whether or not the account currently holds any such securities.

2.	The following terms have the meanings set forth in the Section set forth opposite such term:

Term	Section
17j-1 Access Person	Section F.1.a.
1933 Act	Section C.5.
1934 Act	Definition of “Beneficial Ownership”
Access Person	Preamble
Annual Transaction Report	Section G.3.b.
Blackout Period	Section D.3.b.
Covered Parties	Section B
Covered Securities	Section D.2.a.
Exempt Securities	Section D.2.b.
Firm	Preamble
General Restrictions	Section C
Global Code	Section A
Initial Public Offering	Section C.5.
Initial Transaction Report	Section G.3.a.
IPO	Section C.5.
Managed Accounts	Section E.1.a.
Minimum Holding Period	Section D.3.c.
Non-Covered Securities	Section D.2.c.
Open-End Mutual Fund Accounts	Section E.1.b.

Term	Section
Personal Trading Accounts	Section D.1.a.
Personnel	Preamble
Policy	Preamble
Pre-Approval	Section D.3.a.
Proprietary Fund	Section F.1.b.
Purchase or Sale of a Covered Security	Section F.1.c.
PWPCM	Section A
Quarterly Transaction Report	Section G.3.c.
Reporting Obligations	Section G.1.
Reports	Section G.4.a.
Restricted List	Section D.4.
Self-Custodied and Other Securities	Section D.1.b.
you	Preamble

SUMMARY TABLE

The following table summarizes the provisions of this Policy with respect to some (but not all) of the Securities and some (but not all) of the relevant restrictions with respect to such Securities. In the event of any conflict with the table set forth below and the terms of the Policy, the terms of the Policy shall govern and prevail in all respects. You should always consult the Policy in addition to the table below. You are reminded to also be aware of the General Restrictions and the Reporting Obligations in the Policy, as well as all other restrictions and obligations set forth therein. When in doubt regarding any provision of the Policy or the contents of the table below, you should always consult with Compliance.

Security	Pre- Approval?	Blackout Period?	Minimum Holding Period?	Notes
Purchase of Covered Securities (including public company stock or debt)	Trading not permitted	N/A	N/A
IPOs or SPAC investments (other than IPO shares of any SPAC affiliated with the Firm, or founders shares of any SPAC)	Trading not permitted	N/A	N/A
IPO shares of any SPAC affiliated with the Firm and founders shares of any SPAC	Yes	Yes	Yes
Securities on a Restricted List traded in Personal Trading Accounts	Trading not permitted	N/A	N/A
Purchase of Covered Securities from public company employer of a Covered Party	Yes	Yes	Yes	Covered Party must be in compliance with employer’s trading policy
Purchase of Covered Securities of individual public companies to cover short positions held prior to the date the Access Person joined the Firm	Yes	Yes	Yes
Limited Offerings (including any hedge fund, private equity or other private placement transaction)*	Yes	Yes	Yes**	*17j-1 Access Persons subject to additional restrictions **Minimum Holding Period to be determined by Compliance in its sole discretion
Receipt of Covered Securities directly from issuer in a transaction that you do not initiate (such as a stock split, conversion, exchange or rights issue)	No*	N/A	N/A	*sales subject to Pre-Approval, Blackout Period, and Minimum Holding Period
Receipt of Covered Securities from service as a director of company where Firm has approved such service	No*	N/A	N/A	*sales subject to Pre-Approval, Blackout Period, and Minimum Holding Period
Receipt of a gift of Covered Securities	No*	N/A	N/A	*sales subject to Pre-Approval, Blackout Period, and Minimum Holding Period
Sales of Covered Securities held prior to joining the Firm	Yes	Yes	Yes

Exercise of options held by an Access Person at the time of hire*	Yes	Yes	Yes	*exercising options for Securities on a Restricted List is prohibited
Proprietary Funds if you are a 17j-1 Access Person	Yes	Yes	Yes
Concentrated ETFs and Concentrated ETNs	No	No	Yes
Closed-end 1940 Act Funds	No	No	No
UCITS (e.g. FTSE 100, S&P 500, and Regional tracker funds; European High Yield Bond and Global equity climate change; and UCITS funds of funds)	No	No	No
Investment-grade government securities (i.e. municipal securities) and direct U.S. Government obligations (e.g. Treasuries, Gilts, etc.)	No	No	No
Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements	No	No	No
1940 Act mutual funds*	No*	No*	No*	*other than shares of Proprietary Funds if you are a 17j-1 Access Person, which will require Pre- Approval and be subject to the Blackout Period and the Minimum Holding Period
Broad-based ETFs and Broad- based ETNs	No	No	No
Transactions in Managed Accounts and Open-End Mutual Fund Accounts*	No**	No	No	*note that IPOs and certain SPAC investments are prohibited **note that opening a Managed Account or an Open-End Mutual Fund Account requires Pre-Approval